UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

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Insignia Systems, Inc.

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6470 Sycamore Court North, Maple Grove, MN 55369

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 16, 2006

TO THE SHAREHOLDERS OF INSIGNIA SYSTEMS, INC.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Insignia Systems, Inc. (the “Company”), a Minnesota corporation, will be held on Tuesday, May 16, 2006 at 9:00 a.m., Central Time, at the Marriott Minneapolis West, 9960 Wayzata Boulevard, St. Louis Park, Minnesota, for the following purposes:

1.	To elect six directors to serve for one year, and until their successors are elected;

2.	To approve an amendment to Article III of the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 to 40,000,000 shares;

3.	To approve an amendment to the Company’s Employee Stock Purchase Plan to increase the number of shares reserved for issuance under the Plan from 700,000 to 950,000 shares;

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        The Board of Directors has fixed the close of business on March 20, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

By Order of the Board of Directors
Scott F. Drill
Secretary

Maple Grove, Minnesota
April 4, 2006

        ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO VOTE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE.

PROXY STATEMENT

        This Proxy Statement is furnished to the shareholders of Insignia Systems, Inc. in connection with the Board of Directors’ solicitation of proxies to be voted at the annual meeting of shareholders to be held on May 16, 2006 or any adjournment thereof (the “Meeting”). The mailing of this Proxy Statement to shareholders commenced on or about April 4, 2006.

        All expenses in connection with solicitation of proxies will be borne by the Company. The Company will pay brokers, nominees, fiduciaries, or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold stock of the Company. The Company expects to solicit proxies by mail, but directors, officers, and other employees of the Company may also solicit in person, by telephone, by telegraph or by mail. The Company’s principal offices are located at 6470 Sycamore Court North, Maple Grove, Minnesota 55369.

        Any proxy may be revoked at any time before it is voted by written notice, mailed or delivered to the Secretary of the Company, or by revocation in person at the Meeting; but if not so revoked, the shares represented by such proxy will be voted in the manner directed by the shareholder. If no direction is made, proxies received from shareholders will be voted “for” the proposals set forth in the Notice of Meeting.

        The Company has 15,059,316 shares of Common Stock, par value $.01 per share (the “Common Stock”) outstanding and entitled to vote at the Meeting. Each share of Common Stock is entitled to one vote. Only shareholders of record at the close of business on March 20, 2006 are entitled to vote at the meeting and at any continuation or adjournment thereof. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the meeting will constitute a quorum for the transaction of business.

        Under Minnesota law, each item of business properly presented at a meeting of shareholders generally must be approved by the affirmative vote of the greater of: (1) the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business; or (2) a majority of the voting power of the minimum number of the shares entitled to vote that would constitute a quorum for the transaction of business at the meeting. Votes cast by proxy or in person at the Meeting will be tabulated at the Meeting to determine whether or not a quorum is present. Abstentions will be treated as unvoted for purposes of determining the approval of the matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

SECURITY OWNERSHIP OF
PRINCIPAL SHAREHOLDERS AND MANAGEMENT

        The following table presents information provided to the Company as to the beneficial ownership of Common Stock as of January 31, 2006 (i) by persons known to the Company to hold 5% or more of such stock, (ii) each of the directors of the Company, (iii) each of the executive officers named in the Summary Compensation Table on page 7; and (iv) by all current officers and directors as a group. Beneficial ownership includes shares available for purchase under warrants or options which are either currently exercisable or exercisable within 60 days after January 31, 2006.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Shares
5% Shareholders
Perkins Capital Management, Inc.	1,265,517	(1)	8.4%
730 East Lake Street
Wayzata, MN 55391

W. Robert Ramsdell	951,550	(2)	6.3%
6470 Sycamore Court North
Maple Grove, MN 55369

Potomac Capital Management, Inc.	880,300	(3)	5.9%
153 East 53rd Street, 26th Floor
New York, NY 10022

Directors and Executive Officers
Scott F. Drill	484,004	(4)	3.2%

Gary L. Vars	330,454	(5)	2.2%

Donald J. Kramer	125,000	(6)	*

Gordon F. Stofer	33,162	(7)	*

Justin W. Shireman	16,666	(8)	*

Peter V. Derycz	10,000	(9)	*

All current Directors and Officers as a Group	1,950,836	(10)	12.4%
(7 persons)
_________________
*	Indicates less than one percent.
(1)	Includes 715,517 shares held by Perkins Capital Management, Inc. and 550,000 shares held by Perkins Discovery Fund, which is affiliated with Perkins Capital Management, Inc.
(2)	Includes 30,000 shares subject to options. Mr. Ramsdell is also a director.
(3)	Includes shares held by Potomac Capital Partners, LP, Potomac Capital International Ltd. and Pleiades Investment Partners-R, LP.
(4)	Includes 168,334 shares subject to options, and 80,000 shares held in a family limited partnership.
(5)	Includes 268,334 shares subject to options, and 4,650 shares owned by Mr. Vars’ spouse, as to which he disclaims beneficial ownership.
(6)	Consists of 125,000 shares subject to options.
(7)	Includes 30,000 shares subject to options.
(8)	Consists of 16,666 shares subject to options.
(9)	Consists of 10,000 shares subject to options.
(10)	Includes 648,334 shares subject to options, 80,000 shares held in a family limited partnership of an officer and 4,650 shares held by the spouse of another director.

ITEM I
ELECTION OF DIRECTORS

        Pursuant to the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has fixed the size of the Board of Directors to be elected at the Annual Meeting at six. The Nominating and Corporate Governance Committee has nominated all six of the current members of the Board for re-election. All of the nominees have consented to serve if elected. If any nominee should be unable to serve, or becomes unavailable for any reason (which is not anticipated), the persons named in the proxies may vote for such other persons as determined by them in their discretion.

        The names and ages of the nominees, their current positions with the Company, and the year each first became a director, are as follows:

Name and Age	Position	Director Since
Donald J. Kramer (73)	Chairman of the Board of Directors	2002

Scott F. Drill (53)	President, Chief Executive Officer and Secretary	1998

Peter V. Derycz (43)	Director	2006

W. Robert Ramsdell (65)	Director	1999

Gordon F. Stofer (59)	Director	1990

Gary L. Vars (65)	Director and Consultant	1999

Business Experience

        Donald J. Kramer was elected Chairman of the Board of Directors in March 2004 and has been a director since December 2002. Until 1996, he was a principal of TA Associates, a private equity capital firm located in Boston, Massachusetts. He is also a director of Micro Component Technology, Inc., a manufacturer of semiconductor handling and testing equipment based in St. Paul, Minnesota.

        Scott F. Drill has been President and Chief Executive Officer of the Company since February 24, 1998. From May 1996 to December 2002, he was also a partner in Minnesota Management Partners (MMP), a venture capital firm located in Minneapolis, Minnesota. Mr. Drill co-founded Varitronic Systems, Inc. in 1983, and was its President and CEO until it was sold in 1996. Prior to starting Varitronics, Mr. Drill held senior management positions in sales and marketing at Conklin Company and Kroy, Inc.

        Peter V. Derycz was appointed to the Board in January 2006. Mr. Derycz is currently the founding partner and President of Reprints Desk, a content re-purposing company in Los Angeles, CA. From 2003 to 2004, he was CEO of the Puerto Luperon Company. From 1990 to 2003, he was President, Chairman and CEO of Infotrieve. He has also served as an advisor to various organizations in the US, Europe and Australia. He holds nine Internet technology patents.

        W. Robert Ramsdell has been a director of the Company since October 1999. Mr. Ramsdell has been engaged in private investments in micro cap companies since 1990. From 1973 until his retirement in 1990, Mr. Ramsdell was senior partner, director of research and office manager of Cantor Fitzgerald & Co. in Los Angeles, engaged in the institutional equity business. He has been a financial advisor to many companies including Occupational Urgent Care Systems (OUCH) and Preferred Voice.

        Gordon F. Stofer has been a director of the Company since February 1990. Since 1980, Mr. Stofer has been the managing general partner of Cherry Tree Investments, Inc., a venture capital and investment banking firm located in Minneapolis, Minnesota. Mr. Stofer has been a director of numerous public and private companies over the past 26 years.

        Gary L. Vars has been a director since 1999 and was Chairman of the Board of Directors from March 2001 to March 2004. On January 31, 2006 Mr. Vars retired as an employee and executive officer of the Company. From December 2002 to January 2006, he held the position of President of the POPS Division. From September 1998 to December 2002, he held the position of Executive Vice President and General Manager of the POPS Division. Prior to joining the Company in 1998, Mr. Vars spent 22 years as a marketing and business development consultant to Fortune 500 companies. From 1966 to 1976, Mr. Vars held various management positions at The Pillsbury Co., including Director of Marketing and New Product Development, Grocery Products Division.

        The Company entered into a Consulting Agreement with Mr. Vars effective February 1, 2006, and continuing for a period of three years. Under the Consulting Agreement, Mr. Vars will receive a fee of $200,000, payable in installments during the first year. He also was granted a stock option to acquire 75,000 shares of common stock with an exercise price of $0.84, the market value of the stock on February 1, 2006. The option has a term of three years. Mr. Vars will be required under the Consulting Agreement to provide sales, marketing and general business consulting services to the Company. The agreement also prohibits him from competing with the Company or soliciting its employees during the term of the agreement and for one year thereafter. The agreement was approved by the Compensation Committee of the Board of Directors.

Compensation of Directors

        Prior to 2003, the Company’s directors did not receive any fees for their service on the Board of Directors, other than reimbursement of reasonable out-of-pocket expenses incurred on behalf of the Company. During 2005 outside directors received a fee of $10,000 per year and $1,000 for each Board meeting ($250 for each conference call meeting) that they attended. In addition, the Chair of each committee received $1,000 for each meeting of the committee, and members of the committee received $500 for each meeting of the committee that they attended. The 2003 Incentive Stock Option Plan provides for the grant to each non-employee director of a non-qualified option to purchase 10,000 shares of common stock at the time the director is first elected or appointed to the Board, and grants of non-qualified options for 5,000 shares each year that the director is re-elected. All grants have an exercise price equal to the closing market price on the date of grant.

Meetings and Committees of the Board of Directors

        The Board of Directors met 13 times during 2005. Each director attended at least 75% of all meetings of the Board and committees of the Board on which he served. Directors are expected to attend substantially all of the meetings of the Board and the Committees on which they serve, except for good cause. Each director also attended the 2005 Annual Meeting of Shareholders. Directors who have excessive absences without good cause will not be nominated for re-election or, in extreme cases, will be asked to resign or be removed. The Board of Directors has three standing committees, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

        Audit Committee.   The current members of the Audit Committee are Mr. Kramer, Mr. Ramsdell and Mr. Stofer, each of whom is independent as that term is defined in the Nasdaq Listing Standards. Mr. Kramer has been designated by the Board as the Audit Committee’s financial expert, as that term is defined by rules of the Securities and Exchange Commission (“SEC”). The Audit Committee provides independent objective oversight of the Company’s financial reporting system, reviews and evaluates significant matters relating to the audit and the internal controls of the Company, reviews the scope and results of audits by, and the recommendations of, the Company’s independent auditors and approves additional services to be provided by the auditors. The Audit Committee operates pursuant to a written Charter, that was most recently amended on February 19, 2004, and was included as an Appendix to the 2004 Proxy Statement. The Committee met seven times during 2005. These meetings were designed to facilitate and encourage private communication between the Audit Committee and the Company’s independent auditors. See the Report of the Audit Committee in this Proxy Statement.

        Compensation Committee.   The Compensation Committee consists of Mr. Stofer, Mr. Kramer and Mr. Ramsdell, all of whom are independent as that term is defined by the Nasdaq Listing Standards. Among other duties, the Compensation Committee reviews and approves the compensation of the Company’s officers, benefits policies, strategies and pay levels necessary to support corporate objectives. The Compensation Committee also approves option grants to employees. The Compensation Committee met five times during 2005. See the Report of the Compensation Committee in this Proxy Statement.

        Nominating and Corporate Governance Committee.   The Nominating and Corporate Governance Committee was formed in December 2002. The current members of the Committee are Mr. Stofer, Mr. Kramer and Mr. Ramsdell, each of whom is independent as that term is defined in the Nasdaq Listing Standards. The Committee operates pursuant to a written Charter, that was most recently amended on February 19, 2004, and was included as an Appendix to the 2004 Proxy Statement. Among other duties, the Committee is responsible for nominating the slate of directors to be considered for election at the Company’s annual meeting of shareholders. The Committee met one time in 2005.

        The Nominating and Corporate Governance Committee Charter states that the Committee will evaluate candidates for election as directors using the following criteria: education, reputation, experience, industry knowledge, independence, leadership qualities, personal integrity, and such other criteria as the Committee deems relevant. The Committee will consider candidates recommended by the Board, management, shareholders, and others. The Charter authorizes the Committee to retain and pay advisors to assist it in identifying and evaluating candidates.

        Shareholders who wish to recommend candidates to the Nominating and Corporate Governance Committee should submit the names and qualifications of the candidates to the Committee at least 120 days before the date of the Company’s proxy statement for the previous year’s Annual Meeting. Submittals should be in writing, addressed to the Committee at the Company’s headquarters.

Shareholder Communications with the Board

        Shareholders may send written communications to the Board or to any individual director at any time. Communications should be addressed to the Board or the individual director at the address of the Company’s headquarters. The Board may direct that all of such communications be screened by an employee of the Company for relevance. The Board will respond to shareholder communications when it deems a response to be appropriate.

Code of Ethics

        The Board of Directors has adopted a Code of Ethics to promote the highest honest and ethical conduct and compliance with laws, regulations and Company policies by the Company’s directors, officers, employees and contractors.

   THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ELECTION OF THE MANAGEMENT SLATE OF NOMINEES.

ITEM II
AMENDMENT TO ARTICLES OF INCORPORATION

        The Board of Directors has approved and is submitting to the shareholders for approval an amendment to Article III of the Company’s Articles of Incorporation which would increase the number of authorized shares of Common Stock from 20,000,000 to 40,000,000 authorized shares. The newly authorized Common Stock would be identical to the existing Common Stock in all respects. Currently, the Company has 15,059,316 shares outstanding and outstanding stock purchase warrants and options for an additional 1,971,961 shares. The purpose of the proposed amendment is to provide sufficient authorized shares for possible future financings, acquisitions and employee benefit plans. Approval of the amendment requires the affirmative vote of a majority of the shares present and entitled to vote at the Meeting

        THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION.

ITEM III
AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN

        The Company’s 1993 Employee Stock Purchase Plan (the “Purchase Plan”) was adopted by the Board of Directors and was approved by the Company’s shareholders on April 27, 1993. The Purchase Plan will continue until terminated by the Board. The purpose of the Purchase Plan is to facilitate purchase of Company Common Stock by employees through payroll deductions to foster a greater community of interest between the Company’s employees and its shareholders. There are approximately 77 employees, including two executive officers, who are currently eligible to participate under the Purchase Plan.

        In its amended form, the Purchase Plan reserved a total of 700,000 shares of common stock for employee purchases. As of the end of 2005, a total of 590,383 shares have been purchased by employees under the Purchase Plan and 109,617 shares remained. The Company’s Board of Directors believes that the remaining 109,617 shares will be insufficient to cover all the shares which employees would like to purchase under the Purchase Plan in the foreseeable future. Therefore, the Board of Directors has approved and is hereby submitting to shareholders for approval an amendment to the Purchase Plan which would increase by 250,000 the total number of shares available under the Purchase Plan so as to allow greater participation by the Company’s employees. This will align more closely the interests of the employees with the interests of the Company and its shareholders. The other terms of the Purchase Plan would not change in any material aspect. The terms of the Purchase Plan, with the proposed amendments, are summarized below.

Eligibility

        Any employee of the Company who customarily works more than 20 hours per week and more than five months in a calendar year is eligible to participate in the Purchase Plan. Employees of any future subsidiary of the Company may also participate.

Participation

        Eligible employees may voluntarily elect to participate in the Purchase Plan by completing a payroll deduction authorization which is effective on the first day of the plan year. Payroll deductions are limited to 10% of the participating employee’s base pay for the plan year.

Purchase Price

        The payroll deductions authorized by participating employees are used to purchase newly issued shares of Common Stock from the Company at the end of each plan year. The purchase price is the lower of 85% of the fair market value of the shares on the first day or the last day of the applicable plan year.

Exercise and Withdrawal

        Shares are purchased for participating employees automatically on the last day of a plan year, unless the participant elects in writing prior to such date not to complete the purchase. A participant may at any time during a plan year give notice that he or she does not wish to continue to participate, and all amounts withheld are then refunded with interest.

Administration and Amendment

        The Purchase Plan is administered by a Committee appointed by the Board of Directors. Each member of such Committee is either a director, officer or employee of the Company. The Board of Directors may at any time amend the Purchase Plan, except that no amendment may make changes in stock purchase rights already granted that would adversely affect the rights of any participant.

Income Tax Consequences

        The Purchase Plan is a “qualified” Purchase Plan under Section 423 of the Internal Revenue Code. Under the Internal Revenue Code, no income will result to a participant upon the purchase of shares, and no deduction will be allowed by the Company. The gain, if any, resulting from a disposition of the share received by a Participant is reported according to the provisions of Section 423 of the Internal Revenue Code, and will generally be taxed in part as ordinary income and in part as capital gain.

Registration with the SEC

        Upon approval of the amendment to the Purchase Plan, the Company will file a Registration Statement on Form S-8 with the SEC to register the issuance of the additional shares.

Shareholder Approval and Board Recommendation

        Approval of the amendment to the Purchase Plan requires the affirmative vote of a majority of the shares present and entitled to vote at the Meeting.

        THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE PURCHASE PLAN.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

        The following table shows, for the fiscal years ending December 31, 2003, 2004 and 2005, the compensation paid by the Company to Scott F. Drill, the Company’s President, Chief Executive Officer and Secretary, and to each other executive officer of the Company (together with Mr. Drill, the “Named Executives”) whose total compensation exceeded $100,000 during 2005 in all capacities in which they served:

SUMMARY COMPENSATION TABLE

Name and Position	Fiscal Year Ended December 31,	Annual Compensation		Long-Term Compensation	All Other Compensation(1)
		Salary	Bonus	Stock Options and Awards
Scott F. Drill,	2005	$275,000	—	100,000	$23,232
President, Chief Executive	2004	$275,000	—	60,000	$12,276
Officer and Secretary	2003	$275,000	—	35,000	$15,776

Gary L. Vars, (2)	2005	$260,000	—	100,000	$1,524
President, POPS Division	2004	$260,000	—	60,000	$792
	2003	$260,000	—	35,000	$4,292

Justin W. Shireman, (3) Vice President of Finance, Chief Financial Officer and Treasurer	2005	$122,000	$10,000	60,000	$199
_________________
(1)	Includes amounts for car allowance and payment of life insurance premiums.
(2)	Mr. Vars resigned as an employee and executive officer of the Company in January 2006 and now serves as an outside director and consultant of the Company.
(3)	Mr. Shireman began his employment with the Company in April 2003 and was appointed an executive officer in April 2005.

Change in Control Agreements

        Messrs. Drill and Shireman have Change in Control Agreements with the Company. The agreements provide that, following a change in control of the Company, they will receive severance payments equal to two years’ salary if they are terminated without cause, or if they voluntarily terminate for “good reason,” defined in the agreement to include demotion, reduction in salary or benefits, relocation, and certain other events. In addition, Mr. Drill’s agreement provides that he will receive his severance payment if he voluntarily terminates his employment for any reason following a hostile takeover of the Company.

STOCK OPTIONS

        The following table contains information concerning the grant of stock options during 2005 to the executive officers named in the Summary Compensation Table:

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Shares Covered by Option Grants		% of Total Options Granted to Employees in Fiscal Year Ended Dec. 31, 2005	Exercise Price Per Share(1)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
						5%	10%
Scott F. Drill	100,000	(2)	17.3%	$0.96	5/18/2015	$60,363	$152,967

Gary L. Vars(3)	100,000	(2)(3)	17.3%	$0.96	5/18/2015	$60,363	$152,967

Justin W. Shireman	40,000	(2)	6.9%	$0.96	5/18/2015	$24,145	$61,187
	20,000	(2)	3.5%	$0.58	12/1/2015	$7,294	$18,483
_________________
(1)	Equal to the market value of the Company’s Common Stock on the date of grant.
(2)	Option grants vest at the rate of 33.33% per year over three years.
(3)

Mr. Vars resigned as an employee and executive officer of the Company in January 2006 and now serves as an outside director and consultant of the Company. All 100,000 shares granted during the last fiscal year were canceled according to the provisions of the 2003 Incentive Stock Option Plan when Mr. Vars retired on January 31, 2006.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise	Value Realized	Number of Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Scott F. Drill	—	—	168,334	151,666	—	—

Gary L. Vars	—	—	268,334	151,666	—	—

Justin W. Shireman	—	—	16,666	73,334	—	—
_________________
(1)	Based on the market price of $0.71 per share for the Company’s Common Stock on December 30, 2005.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	(a)	(b)	(c)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	2,144,961	$4.02	672,983

Equity compensation plans not approved by security holders	—	—	—

Total	2,144,961	$4.02	672,983(1)

_________________
(1)	Does not include 250,000 shares reserved for issuance under the 1993 Employee Stock Purchase Plan, which are subject to shareholder approval at the Annual Meeting. See Item III.

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on the Company’s Common Stock for the five fiscal years beginning December 31, 2000 and ending December 31, 2005, with the cumulative total return on the Nasdaq Stock Market — U.S. Index and the Russell 2000 Index (“Russell Index”) over the same period (assuming the investment of $100 in the Company’s Stock, the Nasdaq Stock Market — U.S. Index and the Russell Index on December 31, 2000 and the reinvestment of all dividends).

5-Year Culmulative Total Return Comparison Among
Insignia systems, The NASDAQ Composite Index, & The Russell 2000 Index

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Overview and Philosophy

        The Compensation Committee of the Board of Directors (the “Committee”) operates pursuant to a Charter adopted by the Board of Directors on February 24, 2003. The Charter includes a mission statement which states that the Committee’s mission is to ensure that the Company’s executive officers are compensated consistent with the following philosophy and objectives: (1) to support the Company’s overall business strategy and objectives; (2) to attract, retain and motivate the best executives in the Company’s industry; (3) to promote the Company’s pay-for-performance philosophy; and (4) to ensure that the Company’s compensation programs and practices are of the highest quality and designed with full consideration of all accounting, tax, securities law, and other regulatory requirements.

        Pursuant to the Charter, the Committee is appointed by the Board and is comprised of between three and five outside directors. The main duties of the Committee, as described in the Charter, are as follows: (1) review and approve annual base salary and incentive compensation levels, employment agreements, and benefits of the Chief Executive Officer and other key executives; (2) review the performance of the Chief Executive Officer; (3) review and assess performance target goals established for bonus plans and determine if goals were achieved at the end of the plan year; (4) act as the administrative committee for the Company’s stock plans, and any other incentive plans established by the Company; (5) consider and approve grants of incentive stock options, non-qualified stock options, restricted stock or any combination to any employee; and (6) prepare the Report of the Compensation Committee for inclusion in the Annual Proxy Statement.

        It is the intention of the Committee to utilize a pay-for-performance compensation strategy that is directly related to achieving the financial objectives of the Company. The primary elements of the executive compensation program are base salary, annual incentives, and long-term incentives.

Base Salary

        Base salaries of the Company’s executive officers are intended to be competitive with the median base salaries paid by other corporations similar to the Company and to serve as a platform for performance-based (incentive) pay. Base salaries are determined for executive positions using compensation surveys, taking into account variables such as geography, job comparability, size of the company and nature of the business. In addition to base salary, executive officers are eligible to participate in the Company’s employee benefit plans on the same terms as other employees.

Annual Incentives

        No bonuses were paid to executive officers for the three fiscal years ended December 31, 2003, 2004 and 2005.

Long-term Incentives

        The 1990 Stock Plan, and now the 2003 Incentive Stock Option Plan, are the basis of the Company’s long-term incentive plans for executive officers and other key employees. The objective of the plans is to align executives’ long-term interests with those of the shareholders by creating a direct incentive for executives to increase shareholder value. The stock option grants allow executives to purchase shares of Company stock at a price equal to the fair market value of the stock on the date of grant over a term of five to ten years. The options generally vest and become exercisable over a period of up to three years following the date of grant. The award of option grants is consistent with the Company’s objective to include in total compensation a long-term equity interest for executive officers, with greater opportunity for reward if long-term performance is sustained.

        The Company also maintains the Employee Stock Purchase Plan, pursuant to which eligible employees can contribute up to ten percent of their base pay per year to purchase shares of Common Stock. The shares are issued by the Company at a price per share equal to 85 percent of market value on the first day of the offering period or the last day of the plan year, whichever is lower.

Chief Executive Officer Compensation

        The Committee determines compensation for the Chief Executive Officer on an annual basis. Mr. Drill’s current base salary was established by the Compensation Committee, and became effective January 1, 2002. The Committee believes that this base salary is consistent and competitive with salaries paid to Chief Executive Officers of companies of similar size and type. Mr. Drill has not received a bonus for the past six years.

Conclusion

        The Committee believes that the executive compensation plan discussed in this Proxy Statement is consistent with the overall corporate strategy for growth in earnings and shareholder value.

Submitted by the Compensation Committee:
Gordon Stofer, Chairman           Donald Kramer           W. Robert Ramsdell

AUDIT COMMITTEE REPORT

        The Audit Committee reviewed and discussed the 2005 audited financial statements with management and Grant Thornton LLP. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The discussions with Grant Thornton LLP also included the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        Grant Thornton LLP provided to the Audit Committee the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee discussed with the independent auditors the auditors’ independence from management and the Company and considered the compatibility of nonaudit services with the auditors’ independence.

        Based on the discussions with management and Grant Thornton LLP, the Audit Committee’s review of the representations of management and the report of Grant Thornton LLP, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee:
Donald Kramer, Chairman           W. Robert Ramsdell           Gordon Stofer

        The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 (the “1933 Act”) or the Securities Exchange Act of 1934 (the “1934 Act”), except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

AUDITORS

        Grant Thornton LLP (“Grant Thornton”), independent registered public accountants, have been the Company’s auditors since 2003. The Board reappointed Grant Thornton as the Company’s independent auditors for 2004, 2005 and 2006.

        A representative of Grant Thornton LLP is expected to be present at the Meeting, and will be given the opportunity to make a statement and will be available to answer appropriate questions.

Audit and Audit Related Fees

        The following table shows the fees for services rendered by Grant Thornton LLP for the years ended December 31, 2005 and 2004.

	2005	2004
Audit Fees(1)	$105,900	$124,700

Audit-Related Fees	—	—

Tax Fees(2)	13,500	20,000

All Other Fees	—	—

Total	$119,400	$144,700

_________________
(1)

Audit fees represent fees for professional services provided in connection with the audit of the Company’s financial statements,  reviews of quarterly financial statements, and filings of registration statements and amendments related to the private placement of the Company’s common stock and shares reserved for issuance under stock option plans.

(2)	Tax fees represent fees for the preparation of tax filings and technical advice regarding various tax issues.

        The Company’s Audit Committee Charter states that before the principal accountant is engaged by the Company to render audit or non-audit services in any year, the engagement will be approved by the Company’s Audit Committee. All of the services described above were pre-approved by the Company’s Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors and 10% shareholders to file reports with the Securities and Exchange Commission concerning their initial beneficial ownership and changes in beneficial ownership of Company securities. To the Company’s knowledge, all such reports were filed in a timely manner for 2005.

OTHER BUSINESS

        The Management of the Company knows of no matters other than the foregoing to be brought before the Meeting. However, the enclosed proxy gives discretionary authority in the event any additional matters should be presented.

SHAREHOLDER PROPOSALS

        The proxy rules of the Securities and Exchange Commission permit shareholders, after timely notice to issuers, to present proposals for shareholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by issuer action in accordance with the proxy rules. The Company’s next meeting of Shareholders (for the year ending December 31, 2006) is expected to be held on or about May 15, 2007 and proxy materials in connection with that meeting are expected to be mailed on or about April 5, 2007. Any shareholder proposals prepared in accordance with the proxy rules for inclusion in the Company’s proxy materials must be received by the Company on or before December 5, 2006.

        The Company’s Annual Report on Form 10-K for the year ended December 31, 2005 is being mailed to shareholders with this Proxy Statement.

By Order of the Board of Directors

Scott F. Drill
Secretary

APPENDIX A

INSIGNIA SYSTEMS, INC.
EMPLOYEE STOCK PURCHASE PLAN
(Amended through February 16, 2006)

        1.       Establishment of Plan.   Insignia Systems, Inc. (hereinafter referred to as the “Company”) proposes to grant to certain employees of the Company the opportunity to purchase common stock of the Company. Such common stock shall be purchased pursuant to the plan herein set forth which shall be known as the “INSIGNIA SYSTEMS, INC. EMPLOYEE STOCK PURCHASE PLAN” (hereinafter referred to as the “Plan”). The Company intends that the Plan shall qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with the requirements of said Section 423 and the regulations thereunder.

        2.       Purpose.   The Plan is intended to encourage stock ownership by employees of the Company, and as an incentive to them to remain in employment, improve operations, increase profits, and contribute more significantly to the Company’s success.

        3.       Administration.   The Plan shall be administered by a stock purchase committee (hereinafter referred to as the “Committee”) consisting of not less than three directors or employees of the Company, as designated by the Board of Directors of the Company (hereinafter referred to as the “Board of Directors”). The Board of Directors shall fill all vacancies in the Committee and may remove any member of the Committee at any time, with or without cause. The Committee shall select its own chairman and hold its meetings at such times and places as it may determine. All determinations of the Committee shall be made by a majority of its members. Any decision which is made in writing and signed by a majority of the members of the Committee shall be effective as fully as though made by a majority vote at a meeting duly called and held. The determinations of the Committee shall be made in accordance with its judgment as to the best interests of the Company, its employees and it shareholders and in accordance with the purposes of the Plan; provided, however, that the provisions of the Plan shall be construed in a manner consistent with the requirements of Section 423 of the Internal Revenue Code, as amended. Such determinations shall be binding upon the Company and the participants in the Plan unless otherwise determined by the Board of Directors. The Company shall pay all expenses of administering the Plan. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

        4.       Duration and Phases of the Plan.   (a)  The Plan will commence on January 1, 1993, and will continue until terminated by the Board pursuant to Section 15, except that any phase commenced prior to such termination shall, if necessary, be allowed to continue beyond such termination until completion.

        (b)       The Plan shall be carried out in one or more phases, each phase being for a period of one year. Each phase shall commence immediately after the termination of the preceding phase. The existence and date of commencement of a phase (the “Commencement Date”) shall be determined by the Committee, provided that the commencement of the first phase shall be within twelve (12) months before or after the date of approval of the Plan by the shareholders of the Company. In the event all of the stock reserved for grant of options hereunder is issued pursuant to the terms hereof prior to the commencement of one or more phases scheduled by the Committee or the number of shares remaining is so small, in the opinion of the Committee, as to render administration of any succeeding phase impracticable, such phase or phases shall be canceled. Phases shall be numbered successively as Phase 1, Phase 2 and Phase 3.

        (c)       The Board of Directors may elect to accelerate the termination date of any phase effective on the date specified by the Board of Directors in the event of (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares would be converted into cash, securities or other property, other than a merger of the Company in which shareholders immediately prior to the merger have the same proportionate ownership of stock in the surviving corporation immediately after the merger; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, or (iii) any plan or liquidation or dissolution of the Company.

        5.       Eligibility.   All Employees, as defined in Paragraph 19 hereof, who are employed by the Company at least one day prior to the Commencement Date of a phase shall be eligible to participate in such phase.

        6.       Participation.   Participation in the Plan is voluntary. An eligible Employee may elect to participate in any phase of the plan, and thereby become a “Participant” in the Plan, by completing the Plan payroll deduction form provided by the Company and delivering it to the Company or its designated representative prior to the Commencement Date of that phase. Payroll deductions for a Participant shall commence on the first payday after the Commencement Date of the phase and shall terminate on the last payday immediately prior to or coinciding with the termination date of that phase unless sooner terminated by the Participant as provided in Paragraph 9 hereof.

        7.       Payroll Deductions.   (a)  Upon enrollment, a Participant shall elect to make contributions to the Plan by payroll deductions (in full dollar amounts and in amounts calculated to be as uniform as practicable throughout the period of the phase), in the aggregate amount not in excess of 10% of such Participant’s Base Pay for the term of the Phase, as determined according to Paragraph 19 hereof.

        The minimum authorized payroll deduction must aggregate to not less than $10 per pay period.

        (b)       In the event that the Participant’s compensation for any pay period is terminated or reduced from the compensation rate for such a period as of the Commencement Date of the phase for any reason so that the amount actually withheld on behalf of the Participant as of the termination date of the phase is less than the amount anticipated to be withheld over the phase year as determined on the Commencement Date of the phase, then the extent to which the Participant may exercise his option shall be based on the amount actually withheld on his behalf. In the event of a change in the pay period of any Participant, such as from bi-weekly to monthly, an appropriate adjustment shall be made to the deduction in each new pay period so as to ensure the deduction of the proper amount authorized by the Participant.

        (c)       All payroll deductions made for Participants shall be credited to their accounts under the Plan. A Participant may not make any separate cash payments into such account.

        (d)       Except for his right to discontinue participation in the Plan as provided in Paragraph 9, no Participant shall be entitled to increase or decrease the amount to be deducted in a given phase after the Commencement Date.

        8.       Options.

        (a)       Grant of Option.

(i)	A Participant who is employed by the Company as of the Commencement Date of a phase shall be granted an option as of such date to purchase a number of full shares of Company common stock to be determined by dividing the total amount to be credited to that Participant’s account under Paragraph 7 hereof by the option price set forth in Paragraph 8(a)(ii)(A) hereof, subject to the limitations of Paragraph 10 hereof.

(ii)	The option price for such shares of common stock shall be the lower of:

A.	Eighty-five percent (85%) of the fair market value of such shares of common stock on the Commencement Date of the phase; or

B.	Eighty-five percent (85%) of the fair market value of such shares of common stock on the termination date of the phase.

(iii)	The fair market value of shares of common stock of the Company shall be determined by the Committee for each valuation date in a manner acceptable under Section 423 of the Internal Revenue Code of 1986.

(iv)	Anything herein to the contrary notwithstanding, no Employee shall be granted an option hereunder:

A.	Which permits his rights to purchase stock under all employee stock purchase plans of the Company, its subsidiaries or its parent, if any to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of the fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time;

B.	If immediately after the grant such Employee would own and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, its parent, if any, or of any subsidiary of the Company. For purposes of determining stock ownership under this Paragraph, the rules of Section 424(d) of the Internal Revenue Code, as amended, shall apply; or

C.	Which can be exercised after the expiration of 27 months from the date the option is granted.

        (d)       Exercise of Option.

(i)	Unless a Participant gives written notice to the Company pursuant to Paragraph 8(b)(ii) or Paragraph 9 prior to the termination date of a phase, his option for the purchase of shares will be exercised automatically for him as of such termination date for the purchase of the number of full shares of Company common stock which the accumulated payroll deductions in his account at that time will purchase at the applicable option price, subject to the limitations set forth in Paragraph 10 hereof.

(ii)	A Participant may, by written notice to the Company at any time during the thirty (30) day period immediately preceding the termination date of a phase, elect, effective as of the termination date of that phase, to exercise his option for a specified number of full shares less than the maximum number which may be purchased under his option.

(iii)	As promptly as practicable after the termination date of any phase, the Company will deliver to each Participant herein the common stock purchased upon the exercise of his option, together with a cash payment equal to the balance, if any, of his account which was not used for the purchase of common stock with interest accrued thereon.

        9.       Withdrawal or Termination of Participation.   (a)  A Participant may, at any time prior to the termination date of a phase, withdraw all payroll deductions then credited to his account by giving written notice to the Company. Promptly upon receipt of such notice of withdrawal, all payroll deductions credited to the Participant’s account will be paid to him with interest accrued thereon and no further payroll deductions will be made during the phase. In such event, the option granted the Participant under that phase of the Plan shall lapse immediately. Partial withdrawals of payroll deductions hereunder may not be made.

        (b)       In the event of the death of a Participant, the person or persons specified in Paragraph 14 may give notice to the Company within sixty (60) days of the death of the Participant electing to purchase the number of full shares which the accumulated payroll deductions in the account of such deceased Participant will purchase at the option price specified in Paragraph 8(a)(ii) and have the balance in the account distributed in cash with interest accrued thereon. If no such notice is received by the Company within said sixty (60) days, the accumulated payroll deductions will be distributed in full in cash with interest accrued thereon.

        (c)        Upon termination of Participant’s employment for any reason other than death of the Participant, the payroll deductions credited to his account, plus interest, shall be returned to him.

        10.       Stock Reserved for Options.   (a)  Nine Hundred Fifty Thousand (950,000) shares of the Company’s common stock are reserved for issuance upon the exercise of options to be granted under the Plan. Shares subject to the unexercised portion of any lapsed or expired option may again be subject to option under the Plan.

        (b)        If the total number of shares of the Company common stock for which options are to be granted for a given phase as specified in Paragraph 8 exceeds the number of shares then remaining available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding) and if the Committee does not elect to cancel such phase pursuant to Paragraph 4, the Committee shall make a pro rata allocation of the shares remaining available in as uniform and equitable a manner as it shall consider practicable. In such event, the options to be granted and the payroll deductions to be made pursuant to the Plan which would otherwise be effected may, in the discretion of the Committee, be reduced accordingly. The Committee shall give written notice of such reduction to each Participant affected.

        (c)        The Participant (or a joint tenant named pursuant to Paragraph 10(d) hereof) shall have no rights as a shareholder with respect to any shares subject to the Participant’s option until the date of the issuance of a stock certificate evidencing such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such stock certificate is actually issued, except as otherwise provided in Paragraph 12 hereof.

        (d)        The shares of the Company common stock to be delivered to a Participant pursuant to the exercise of an option under the Plan will be registered in the name of the Participant or, if the Participant so directs by written notice to the Committee prior to the termination date of that phase of the Plan, in the names of the Participant and one other person the Participant may designate as his joint tenant with rights of survivorship, to the extent permitted by law.

        11.       Accounting and Use of Funds.   Payroll deductions for each Participant shall be credited to an account established for him under the Plan. A Participant may not make any separate case payments into such account. Such account shall be solely for bookkeeping purposes and no separate fund or trust shall be established hereunder and the Company shall not be obligated to segregate such funds. All funds from payroll deductions received or held by the Company under the Plan may be used, without limitation, for any corporate purpose by the Company.

        12.       Adjustment Provision.   (a)  Subject to any required action by the shareholders of the Company, the number of shares covered by each outstanding option, and the price per share thereof in each such option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of the Company common stock resulting from a subdivision or consolidation of shares or the payment of a share dividend (but only on the shares) or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company.

        (b)        In the event of a change in the shares of the Company as presently constituted, which is limited to a change of all its authorized shares with par value into the same number of shares with a different part value or without par value, the shares resulting from any such change shall be deemed to be the shares within the meaning of this Plan.

        13.       Non-Transferability of Options.   (a)  Options granted under any phase of the Plan shall not be transferable except under the laws of descent and distribution and shall be exercisable only by the Participant during his lifetime and after his death only by his beneficiary of the representative of his estate as provided in Paragraph 9(b) hereof.

        (b)        Neither payroll deductions credited to a Participant’s account, nor any rights with regard to the exercise of an option or to receive common stock under any phase of the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant. Any such attempted assignment, transfer, pledge or other disposition shall be null and void and without effect, except that the Company may, at its option, treat such act as an election to withdraw funds in accordance with Paragraph 9.

        14.       Designation of Beneficiary.   A Participant may file a written designation of a beneficiary who is to receive any cash to the Participant’s credit plus interest thereon under any phase of the Plan in the event of such Participant’s death prior to exercise of his option pursuant to Paragraph 9(b) hereof, or to exercise his option and become entitled to any stock and/or cash upon such exercise in the event of the Participant’s death prior to exercise of the option pursuant to Paragraph 9(b) hereof. The beneficiary designation may be changed by the Participant at any time by written notice to the Company.

        Upon the death of a Participant and upon receipt by the Company of proof deemed adequate by it of the identity and existence at the Participant’s death of a beneficiary validly designated under the Plan, the Company shall in the event of the Participant’s death under the circumstances described in Paragraph 9(b) hereof, allow such beneficiary to exercise the Participant’s option pursuant to Paragraph 9(b) if such beneficiary is living on the termination date of the phase and deliver to such beneficiary the appropriate stock and/or cash after exercise of the option. In the event there is no validly designated beneficiary under the Plan who is living at the time of the Participant’s death under the circumstances described in Paragraph 9(b) or in the event the option lapses, the Company shall deliver the cash credited to the account of the Participant with interest to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed to the knowledge of the Company, it may, in its discretion, deliver such cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate. The Company will not be responsible for or be required to give effect to the disposition of any cash or stock or the exercise of any option in accordance with any will or other testamentary disposition made by such Participant or in accordance with the provision of any law concerning intestacy, or otherwise. No designated beneficiary shall, prior to the death of a Participant by whom he has been designated, acquire any interest in any stock or in any option or in the cash credited to the Participant under any phase of the Plan.

        15.       Amendment and Termination.   The Plan may be terminated at any time by the Board of Directors provided that, except as permitted in Paragraph 4(c) with respect to an acceleration of the termination date of any phase, no such termination will take effect with respect to any options then outstanding. Also, the Board may, from time to time, amend the Plan as it may deem proper and in the best interests of the Company or as may be necessary to comply with Section 423 of the Internal Revenue Code of 1986, as amended, or other applicable laws or regulations; provided, however, that no such amendment shall, without prior approval of the shareholders of the Company (1) increase the total number of shares for which options may be granted under the Plan (except as provided in Paragraph 12 herein), (2) permit aggregate payroll deductions in excess of ten percent (10%) of a Participant’s compensation as of the Compensation Date of a phase, or (3) impair any outstanding option.

        16.       Interest. In any situation where the Plan provides for the payment of interest on a Participant’s payroll deductions, such interest shall be determined by averaging the month-end balances in the Participant’s account for the period of his participation and computing interest thereon at the initial rate of three percent (3%) per annum. This interest rate may be adjusted periodically by the Committee as it deems appropriate.

        17.       Notices. All notices or other communications in connection with the Plan or any phase thereof shall be in the form specified by the Committee and shall be deemed to have been duly given when received by the Participant or his designated personal representative or beneficiary or by the Company or its designated representative, as the case may be.

        18.       Participation of Subsidiaries.   The Employees of any Subsidiary of the Company shall be entitled to participate in the Plan on the same basis as Employees of the Company, unless the Board of Directors determines otherwise. Effective as of the date of coverage of any Subsidiary, any references herein to the “Company” shall be interpreted as referring to such Subsidiary as well as to Insignia Systems, Inc.

        In the event that any Subsidiary which is covered under the Plan ceases to be a Subsidiary of Insignia Systems, Inc. the employees of such Subsidiary shall be considered to have terminated their employment for purposes of Paragraph 9 hereof as of the date such Subsidiary ceases to be such a Subsidiary.

        19.       Definitions.   (a)  “Subsidiary” shall include any corporation defined as a subsidiary of the Company in Section 424(f) of the Internal Revenue Code of 1986, as amended.

        (b)       “Employee” shall mean any employee, including an officer, of the Company who as of the day immediately preceding the Commencement Date of a phase is customarily employed by the Company for more than twenty (20) hours per week and more than five (5) months in a calendar year.

        (c)       “Base Pay” is the regular pay for employment for each employee as annualized for a twelve (12) month period, exclusive of overtime, commissions, bonuses, disability payments, shift differentials, incentives and other similar payments, determined as of the Commencement Date of each phase.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 16, 2006
9:00 A.M. Central Time

MARRIOTT MINNEAPOLIS WEST
9960 Wayzata Boulevard
St. Louis Park, MN 55426

6470 Sycamore Court North, Maple Grove, MN 55369	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 16, 2006.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Scott F. Drill, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

\/     Please detach here      \/

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1. Election of Directors:	01 Donald J. Kramer 02 Scott F. Drill 03 Gary L. Vars	04 W. Robert Ramsdell 05 Gordon F. Stofer 06 Peter V. Derycz	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To approve an amendment to Article III of the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 to 40,000,000 shares.	☐	For	☐	Against	☐	Abstain
3.	To approve an amendment to the Company’s Employee Stock Purchase Plan to increase the number of shares reserved for issuance under the Plan from 700,000 to 950,000 shares.	☐	For	☐	Against	☐	Abstain
4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date _________________________________________

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.